Exhibit 99.1

DIGITAL ALLY, INC. ANNOUNCES THIRD QUARTER OPERATING RESULTS

COMPANY REPORTS IMPROVED OPERATING RESULTS FOR THE THIRD QUARTER OF 2025 COMPARED TO THE YEAR EARLIER PERIOD

Overland Park, KS | November 12, 2025 Digital Ally, Inc. (NASDAQ: DGLY) (the “Company”), which develops, manufactures, and markets advanced video recording products and other critical safety products for a growing variety of industries and organizational functions, including law enforcement, emergency management, fleet safety and event security, today announced that it has filed its Quarterly Report on Form 10-Q for the three and nine months ended September 30, 2025 with the SEC. The Form 10-Q reflects significant improvements in revenues, gross profit, SG&A expenses, operating income (loss), and net income (loss) attributable to common stockholders in the third quarter of 2025 when compared with the prior-year period.

Third Quarter Highlights:

●	Total third quarter revenue increased 12% to $4.5 million, compared with total revenue of $4.1 million in the third quarter of 2024.
●	Selling, general and administrative expenses declined 72.7% to $2.5 million compared to $9.1 million in the prior-year period.
●	The Company reported an operating loss of $1,121,782, which represented an improvement of $6,260,517 or 84.8% when compared with the third quarter of 2024.
●	The Company reported non-operating gains of $158,440, as compared to $1,911,587 during the third quarter of 2024.
●	Net loss attributable to common stockholders improved to $1,021,867, or $0.59 per diluted share, compared with a year-earlier net loss of $3,470,506, or $1,817.02 per diluted share.
●	Total working capital improved to a deficit of $115,393 as of September 30, 2025, as compared to a deficit of $19,377,507 as of December 31, 2024.
●	Total stockholders’ equity improved to $7,516,665 as of September 30, 2025, as compared to a deficit of $(9,013,430) as of December 31, 2024.

“Our third quarter financial results clearly reflect the operating leverage inherent in our business model that has resulted from substantial decreases in overhead expenses, reduced headcount, and focus on our subscription based sales model for our video solutions segment and the successful restructuring of our law enforcement products sales organization,” stated Stanton E. Ross, Chief Executive Officer of Digital Ally, Inc. “Improved revenues and a lower SG&A expense ratio allowed the Company to achieve a $6,260,517 improvement in operating income (loss) when compared to the similar period in 2024. Our ability to achieve these gains was particularly impressive in light of the continuation of a challenging economic environment, which has negatively impacted state, county and municipal government budgets that fund the law enforcement agencies that represent our primary customer base.”

“Additionally, we completed a $14.3 million public equity offering earlier in 2025 that significantly improved our liquidity and resulted in stockholders’ equity well in excess of the minimum $2.5 million equity threshold required for continued listing on The Nasdaq Capital Market. On October 17, 2025, Nasdaq notified the Company that it had regained full compliance with the Minimum Bid Price Requirement and Stockholders’ Equity Requirement. The Company is committed to maintaining compliance with all applicable requirements for continued listing on Nasdaq.”

“We look towards the future with optimism. We anticipate our entertainment segment will continue to improve its revenues and operating profits as we prepare for our June 25-27, 2026, Country Stampede Music Festival. We continue to search for and qualify new events and venues for our 2026 and 2027 schedule. While we recognize that the market for law enforcement products remains challenging and highly competitive, the steps taken by Digital Ally to reduce costs, streamline supply chain logistics, and incentivize sales efforts have transformed the Company into a lean organization that is capable of responding quickly to changes in our industry. The impressive earnings turnaround that we achieved during the third quarter of 2025 is very encouraging, and I would like to thank all of our employees, vendors, management and directors for their dedicated efforts and hard work that made such significant achievements possible during the third quarter. We are highly focused upon the restoration of sustainable and growing profitability in order to rebuild shareholder value, and I look forward to reporting upon our results for the balance of the year,” concluded Ross.

About Digital Ally, Inc.

Digital Ally Companies (NASDAQ: DGLY) through its subsidiaries, are engaged in video solution technology, healthcare revenue cycle management, ticket brokering and marketing and event production. Digital Ally continues to add organizations that demonstrate the common traits of positive earnings, growth potential, innovation and organizational synergies.

For additional news and information please visit www.digitalally.com

Forward-Looking Statements

Statements made in this press release that are not descriptions of historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and are based on management’s current expectations and assumptions and are subject to risks and uncertainties. If such risks or uncertainties materialize or such assumptions prove incorrect, our business, operating results, financial condition, and stock price could be materially negatively affected. You should not place undue reliance on such forward-looking statements, which are based on the information currently available to us and speak only as of today’s date. All statements other than statements of historical fact are forward-looking statements. These forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the Company’s performance or achievements to be materially different from any expected future results, performance, or achievements. Forward-looking statements speak only as of the date they are made, and the Company assumes no duty to update forward-looking statements, except as required by law. Actual future results, performance or achievements may differ materially from historical results or those anticipated depending on a variety of factors, some of which are beyond the control of the Company, including, but not limited to, the risks described from time to time in the Company’s periodic filings with the U.S. Securities and Exchange Commission, including, without limitation, the risks described in the Company’s 2024 Annual Report on Form 10-K under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” (as applicable). These factors should be considered carefully, and readers are cautioned not to place undue reliance on such forward-looking statements. All information is current as of the date this press release is issued, and the Company undertakes no duty to update this information.

For Additional Information, Please Contact:

Stanton E. Ross, CEO at (913) 814-7774